Exhibit 99.1



                     TANDEM SHAREHOLDERS APPROVE COMPAQ MERGER



CUPERTINO, Calif., August 29, 1997 -- Shareholders of Tandem Computers Incorporated (NYSE:TDM) voted to approve the merger with Compaq Computer Corporation (NYSE:CPQ) at a special meeting held this morning. The merger is effective today. Tandem Computers will operate as a wholly owned subsidiary of Compaq.

More than 72 percent of the outstanding shares of Tandem common stock voted in favor of the proposal. An affirmative vote by more than 50 percent of Tandem's outstanding shares was required to approve the merger. As a result, Compaq will issue approximately 62 million shares of Compaq common stock, based on an exchange ratio of 0.525 shares of Compaq stock for each share of Tandem stock.(1)

"By joining forces with Tandem, Compaq has created one of the industry's most powerful global computer solutions companies," said Eckhard Pfeiffer, President and Chief Executive Officer, Compaq Computer Corporation. "The combined companies now offer the broadest range of reliable and scalable solutions across the entire spectrum of business-critical enterprise computing, backed by world-class service and support. The completion of this merger offers the promise of accelerated revenue growth and enhanced economic value to our shareholders. In short, the merger of Compaq and Tandem creates the new leader of the open standards-based computing revolution."

Additional information regarding the merger and share exchange will be distributed to all Tandem shareholders within the next several days.

Company Background

Compaq Computer Corporation, a Fortune 100 company, is the fifth largest computer company in the world and the largest global supplier of personal computers, delivering useful innovation through products that connect people with people and people with information. The company is an industry leader in environmentally friendly programs and business practices. Compaq is strategically organized to meet the current and future needs of its customers, offering Internet and enterprise computing solutions, networking products, commercial PC products and consumer PCs. As the leader in distributed enterprise solutions, Compaq has shipped over a million servers. In 1996, the company reported worldwide sales of $18.1 billion. Compaq products are sold and supported in more than 100 countries through a network of authorized Compaq marketing partners. Customer support and information about Compaq and its products can be found at http://www.compaq.com or by calling 1-800-OK-COMPAQ. Product information and reseller locations can be obtained by calling 1-800-345-1518.

1. Adjusted to reflect Compaq's five-for-two stock split effective July 28, 1997.